Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Bill Kelley (“Executive”) and Venus Concept USA Inc. (the “Company”) (together referred to herein as the “Parties”), effective as of the latest date set forth by the signatures of the parties hereto below (the “Effective Date”).

1. Employment.

(a) General. The Company desires to employ Executive as a full-time employee of the Company effective as of the Effective Date and in the position set forth in this Section 1, and upon the other terms and conditions herein provided.

(b) Position and Duties. Executive shall have the title of President – The Americas and EMEA of the Company with the responsibility of performing such duties for the Company and its affiliates as are customary in such roles and are reasonably required to be performed as requested by the Chief Executive Officer. Executive shall also serve in such other capacity or capacities as the Company may from time to time prescribe. As a Company employee, Executive will comply with Company policies.

(c) Performance. Executive shall faithfully, honestly, diligently and to the best of his abilities serve the Company and shall devote substantially all of his working time and attention to the performance of his duties hereunder during the Term.

The Company has a global business and the Company will require Executive to travel to other locations throughout the world in connection with the Company’s business on an as-needed basis.

(d) No Previous Commitments. It is the Company’s understanding that there is not any other agreement with a prior employer that would restrict Executive from performing the duties of Executive’s position with the Company and Executive represents that such is the case. Executive agrees not to bring any third-party confidential information to the Company, including that of Executive’s former employer, and that in performing Executive’s duties for the Company, Executive will not in any way utilize any such information.

2. Compensation and Related Matters.

(a) Base Salary. Executive’s annual base salary (as may be increased from time to time, the “Base Salary”) will be $225,000 payable in accordance with the Company’s normal payroll practices. The Board, with input from the Chief Executive Officer, shall review Executive’s Base Salary at least annually and any increase to Executive’s Base Salary, if any, will be made solely in the discretion of the Board and Chief Executive Officer.

(b) Bonus/Commission. Executive will be eligible to receive a performance commission, with a target achievement of seventy percent (70%) of Executive’s then-Base Salary (the “Commission”). Any commission amount shall be payable quarterly and shall be based on the achievement of prorated performance goals established by the Chief Executive Officer within 21 days of the end of each quarter. The Executive shall also be entitled to an annual bonus of $50,000 based on meeting pre agreed upon P&L performance of his regions of responsibility. This amount shall be prorated and will be described in Exhibit A (attached). The Board, with input from the Chief Executive Officer, shall review Executive’s Annual Bonus periodically (at least annually). Any Annual Bonus earned by Executive pursuant to this section shall be paid to Executive within two and a half months following the end of the fiscal year to which the bonus relates.

In addition to the Annual Bonus, the Executive will be eligible to receive an incentive bonus (“Incentive Bonus”) equal to 2% of the Company’s incremental gross GAAP revenues for the applicable fiscal year in excess of 105% of the Company’s forecasted gross GAAP revenue for such fiscal year. The annual forecasted gross GAAP revenue shall be established by the Board, with input from the Chief Executive Officer after consultation with the Executive, within thirty (30) days of the start of each fiscal year. Any Incentive Bonus earned by Executive pursuant to this section shall be paid to Executive within two and a half months following the end of the fiscal year to which the bonus relates. An Incentive Bonus shall be paid upon Executive’s termination of employment for any reason other than Cause based on the level of achievement of gross revenue prior to the Termination Date.

(c) Equity Awards. Upon signing this Agreement and subject to Board approval, Executive shall be granted stock options for 60,000 ordinary shares of Venus Concept Ltd., par value NIS 0.0001 per share (“Ordinary Shares”) with an exercise price of $US3.00 per share. Stock options for 60,000 Ordinary Shares will vest equally on a quarterly basis on the first day of each calendar quarter over three (3) years with vesting beginning April 1, 2017. The stock options will be subject to such other terms and conditions as set forth in the Company’s 2010 Share Option Plan. In addition, Executive shall be eligible to receive grants of equity awards at the Company’s sole discretion post completion of the Company’s initial public offering. If Executive’s employment is terminated by the Company for any reason other than for Cause, all unvested options will vest immediately upon termination.

(d) Vacation; Benefits. Executive shall be entitled to four (4) weeks paid time-off and such other benefits in accordance with Company policy for similarly situated senior management of the Company.

(e) Health Benefits. Executive shall receive health care coverage under the Company Executive health care plan.

(f) Business Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred in the conduct of Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies. In addition, the Company shall reimburse or directly pay the costs incurred by Executive for commuting from the South Carolina area to the Company’s Canadian affiliate’s offices in Toronto Canada, including, without limitation, any reasonable travel expenses and reasonable accommodations near the Company’s principal offices. The expenses referred in this Section 2(g) shall be paid directly by the Company or reimbursed upon Executive’s submission of vouchers and an expense report in such form as may be required by the Company consistent with the Company’s policies in place from time-to-time. The Executive will be entitled to travel lowest fare business class for any trips greater than 4 hours in length, and Executive shall use reasonable efforts to secure the lowest fare. The Executive will also be entitled to receive $1,000 per month car allowance all inclusive.

3. Inventions Assignments; Confidential Information.

(a) All inventions, improvements, ideas, names, patents, trademarks, copyrights, and innovations (including all data and records pertaining thereto), whether or not reduced to writing, which Executive may originate, make or conceive during the term of his employment hereunder (the “Term”), either alone or with others (“Inventions”) shall be the exclusive property of the Company and Executive irrevocably assigns all ownership rights in such materials throughout the world exclusively to the Company. This provision does not apply to an Invention which qualifies fully under the provisions of California Labor Code Section 2870.

(b) Executive agrees that during the Term or at any time thereafter, he will not disclose or make accessible to any other person the Company’s products, services and technology, both current and under development, promotion and marketing programs, lists, trade

Secrets and other confidential and proprietary business-intonation of the Company or any of its clients. The Executive agrees (i) not to use any such information for himself or others, and (ii) not to take any such material or reproductions thereof from the Company’s facilities at any time during his employment by the Company, except as required by Executive in performing his duties hereunder.

(c) Except with prior written authorization by the Company, Executive agrees not to disclose or publish any of the confidential, technical or business information or material of the Company, its clients or any other party to whom the Company owes an obligation of confidence, at any time during his time or after his employment with the Company. Notwithstanding the foregoing, Executive shall be permitted to disclose any such information if compelled to do so in connection with a legal proceeding, provided that Executive shall first give notice to the Company of such disclosure and shall reasonably cooperate with the Company to seek injunctive or other relief to prevent the disclosure of such information if requested to do so by the Company.

4. Non-Competition.

Executive agrees that, during Executive’s employment with the Company and for a period of twelve (12) months thereafter (the “Restricted Period”), Executive will not, directly or indirectly, including, without limitation, either individually, through an affiliate or subsidiary or in partnership, jointly or in conjunction with any other person, or as employee, principal, agent, consultant, independent contractor, director, shareholder, interest holder, partner, limited partner, lender or in any other manner, anywhere in the world.

(a) carry on or be engaged in any business undertaking or activity;

(b) have any financial or other interest, including an interest by way of royalty or other compensation arrangements, in or in respect of the business of any person or entity which carries on or is engaged in a business; or

(c) advise, assist, manage, invest in, lend money to, guarantee the debts or obligations of, or permit the use of the Executive’s name or any part thereof in, any person or entity which carries on a business;

(d) which involves the development, manufacturing and/or marketing of products specific to the business of the Company during Executive’s employment (a “Competing Business”), nor will Executive engage in any other activities that materially conflict with Executive’s obligations to the Company.

Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning not more than 1% of the issued securities of an entity, the securities of which are listed on a recognized stock exchange or traded in the over-the-counter market in North America.

5. Non-Solicitation.

Executive agrees that, during the Restricted Period, he shall not, directly or indirectly:

(a) solicit, induce, entice or attempt to entice any employee, applicant, or contractor of the Company who was an employee, applicant or contractor of the Company within the twelve (12) months preceding the Termination Date, to terminate his or her employment, contractual, or other relationship with the Company;

(b) solicit or accept any business for any product sold, manufactured, imported, licensed or distributed by the Company (as of the Termination Date) from any person, firm or corporation that was a customer of the Company within the twelve (12) months preceding the Termination Date; and

(c) solicit, induce, entice or attempt to entice any customer or supplier of the Company that was a customer or supplier of the Company within the twelve (12) months preceding the Termination Date, to terminate its business relationship with the Company.

6. Remedy for Breach.

Executive expressly agrees and understands that the remedy at law for any breach of the Executive’s obligations set out in Sections 3, 4 or 5 may be inadequate and that the damages flowing from such breach may not be easily measured in monetary terms. Accordingly,

1t 1s acknowledged and agreed to by Executive that, upon receiving adequate proof of Executive’s violation of any provision of Sections 3, 4 or 5 as determined by the Company in its sole discretion, the Company shall be entitled to seek immediate injunctive relief. Nothing in this Section shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of Sections 3, 4 or 5 that may be pursued by the Company.

7. Fiduciary.

The Executive acknowledges that the obligations contained herein are in addition to any obligations that Executive may now or hereafter owe to the Company at law, in equity or otherwise. Nothing contained in this Agreement is a waiver, release or reduction of any fiduciary obligations that Executive owes to the Company.

8. Severability.

It is the desire and the intent of the parties that the provisions of this Agreement shall be enforceable to the fullest extent permissible under the laws of each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of any of this Agreement is adjudged to be unenforceable in any jurisdiction, such judgment shall apply only in that particular jurisdiction in which such judgment is enforceable. Without limiting the foregoing, if any court determines that any of the provisions of Sections 3, 4 or 5 are excessive in duration or scope, or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximun1 extent permitted by the laws of that state.

9. Future Employment.

Executive acknowledges and agrees that this Agreement will not obligate the Company to continue his employment nor will termination of his employment release him from the provisions of this Agreement. Prior to accepting any employment or other engagement with any third party, Executive agrees and authorizes the Company, to inform that third party of the existence and terms of this Agreement and to provide that third party with a copy of Sections 3 through 9 of this Agreement.

10. Termination.

(a) At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will,” as defined under applicable law. This means that it is not for any specified period of time and can be terminated by Executive or by the Company at any time, with or without advance notice, and for any or no particular reason or cause, except not for an unlawful reason. This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized member of the Company. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

(b) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

11. Obligations upon Termination of Employment.

(a) Executive’s Obligations. Executive hereby acknowledges and agrees that all Personal Property (as defined below) and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment (and will not be kept in Executive’s possession or delivered to anyone else). For purposes of this Agreement, “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, personal digital assistant (PDA) devices, and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates. Following termination, Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates. The representations and warranties contained herein and Executive’s obligations under Sections 3, 4, 5 and 6 hereof shall survive the termination of Executive’s employment and the termination of this Agreement.

(b) Payments of Accrued Obligations upon Termination of Employment. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within ten (10) days after the Termination Date (or such earlier date as may be required by applicable law): (i) any portion of Executive’s Base Salary earned through Executive’s Te1mination Date not theretofore paid, (ii) any unreimbursed expenses owed to Executive under Section 2(t) or 2(g) above, (iii) any accrued but unused vacation pay owed to Executive pursuant to Section 2(d) above, and (iv) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the te1111s and conditions of such employee benefit plans, programs or arrangements.

(c) Severance Payments upon a Covered Termination Other Than During a Change in Control Period. If Executive experiences a Covered Termination at any time other than during a Change in Control Period, and if Executive executes a general release of all claims against the Company and its affiliates in a form attached as Schedule B hereto (a “Release of Claims”) that becomes effective and irrevocable within sixty (60) days, or such shorter period of time specified by the Company, following such Covered Termination, then in addition to any accrued obligations payable under Section 11(b) above, the Company shall provide Executive with the following:

(i) Severance. Executive shall be entitled to receive an amount equal to Executive’s then-existing semiannual Base Salary in effect as of Executive’s Termination Date, payable in two (2) equal instalments, the first which will be payable on the regular payroll date following the date of Executive’s Termination Date and the second which will be payable six (6) months following Executive’s Termination Date.

(ii) Continued Healthcare. The Company shall notify Executive of any right to continue group health plan coverage sponsored by the Company or an affiliate of the Company immediately prior to the Te1111ination Date pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). The Company shall pay Executive each month and regardless of whether Executive elects continued coverage under COBRA, an amount equal to the premium for Executive and Executive’ s covered dependents, less the an10unt of Executive’s monthly premium contributions for such coverage prior to termination, for the period commencing on the first day of the first full calendar month following the Termination Date through the earlier of (A) the last day of the Twelfth (12th) full calendar month following the Termination Date and (B) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer.

(d) Severance Payments upon a Covered Termination During a Change in Control Period. If Executive experiences a Covered Termination during a Change in Control Period, and if Executive executes a Release of Claims that becomes effective and irrevocable within sixty (60) days, or such shorter period of time specified by the Company, following such Covered Termination, then in addition to any accrued obligations payable under Section l l(b) above, the Company shall provide Executive with the following:

(i) Severance. Executive shall be entitled to receive an amount equal to the sum of (A) one (1) times of Executive’s then-existing annual Base Salary plus (B) one and one (1) times Executive’s Annual prorated Bonus, based on the level of achievement of performance goals immediately prior to the Termination Date. Such amount will be payable in two (2) equal instalments, the first of which will be payable on the first regular payroll date following the Termination Date and the second which will be payable six (6) months following the Termination Date.

(ii) Equity Awards. Each outstanding stock option held by Executive shall automatically become vested and exercisable.

(iii) Continued Healthcare. The Company shall notify Executive of any right to continue group health plan coverage sponsored by the Company or an affiliate of the Company immediately prior to the Termination Date pursuant to the provisions of COBRA. The Company shall pay Executive each month and regardless of whether Executive elects continued coverage under COBRA, an amount equal to the premium for Executive and Executive’ s covered dependents, less the amount of Executive’s monthly premium contributions for such coverage prior to termination, for the period commencing on the first day of the first full calendar month following the Termination Date through the earlier of (A) the last day of the eighteen (18th full calendar month anniversary following the Termination Date and (B) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer.

(e) No Other Severance. The provisions of this Section 11 shall supersede in their entirety any severance payment or other arrangement provided by the Company, including, without limitation, any severance plan/policy of the Company.

(f) No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of the Company hereunder.

12. Limitation on Payments.

(a) Notwithstanding anything in this Agreement to the contrary, if any payment or benefit Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 2800 of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following alternative forms of payment would maximize Executive’s after-tax proceeds: (A) payment in full of the entire amount of the Payment (a “Full Payment”), or (B) payment of only a pa1i of the Payment so that Executive receives that largest Payment possible without being subject to the Excise Tax (a “Reduced Payment”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax (all computed at the highest marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion the Payment may be subject to the Excise Tax.

(b) If a Reduced Payment is made pursuant to this Section 12, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.

(c) The independent registered public accounting firm engaged by the Company as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 12. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, group or entity effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(d) The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within thirty (30) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

13. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 13(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14. Notices.

Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the General Counsel of the Company.

15. Dispute Resolution.

To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration through Judicial Arbitration & Mediation Services/Endispute (“JAMS”) in conformity with the then-existing JAMS employment arbitration rules and Delaware law. If Executive initiates arbitration, it shall be held in Toronto, Canada, and if the Company initiates arbitration, it shall be held in [Los Angeles], California. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all of JAMS’s arbitration and administrative fees. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration. The prevailing party in any arbitration or court proceeding shall be awarded his or its attorneys’ fees and shall be entitled to reimbursement of its share of the JAM’s arbitration and administrative fees.

16. Section 409A.

The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Any payments that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short term deferral will be excluded from 409A to the maximum extent possible. If the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor), the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(a) Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount that is non-qualified deferred compensation subject to Section 409A of the Code shall be payable pursuant to Section 11 unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A (“Separation from Service’’) and, except as provided under Section 16(b) of this Agreement, any such amount shall not be paid, or in the case of installments, commence payment, until the sixtieth (60th) day following Executive’s Separation from Service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(b) Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is at the time of his or her Separation from Service a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the payments or benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s payments or benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the first day of the seventh (7th) month following the date of the Executive’s Separation from Service, all payments delayed pursuant to this Section l 6(b) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(c) Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(d) Installments. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

17. Miscellaneous Provisions.

(a) Withholdings and Offsets. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise. If Executive is indebted to the Company at the Termination Date, the Company reserves the right to offset any severance payments under this Agreement (other than any amounts that constitute deferred compensation subject to Section 409A) by the amount of such indebtedness.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the san1e condition or provision at another time.

(c) Whole Agreement. This Agreement represents the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements and understandings regarding same.

(d) Amendment. This Agreement cannot be amended or modified except by a written agreement signed by Executive and an authorized member of the Company.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to principles of conflicts of laws.

(:I:) Interpretation; Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The parties hereto acknowledge that each party hereto and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(g) Representations: Warranties. Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity and that Executive has not engaged in any act or omission that could be reasonably expected to result in or lead to an event constituting “Cause” for purposes of this Agreement.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(i) Currency. Unless otherwise indicated, all amounts referred to in this Agreement are in United States currency.

18. Definition of Terms.

The following terms referred to in this Agreement shall have the following meanings:

(a) Board. The “Board” means the Company’s board of directors, including the compensation committee of the Company’s board of directors.

(b) Business Days. “Business Days” means banking days in Ontario, Canada.

(c) Cause. “Cause” means (i) theft or falsification of any employment or Company records committed by Executive that is not trivial in nature; (ii) malicious or willful, reckless disclosure by Executive of the Company’s confidential or proprietary information; (iii) commission by Executive of any immoral or illegal act or any gross or willful misconduct, where a majority of the non-employee members of the Board reasonably determines that such act or misconduct has (A) seriously undermined the ability of the Board to entrust Executive with · important matters or otherwise work effectively with Executive, (B) contributed to the Company’s loss of significant revenues or business opportunities, and/or (C) significantly and detrimentally affected the business or reputation of the Company or any of its subsidiaries; and/or (iv) the willful failure or refusal by Executive to follow the reasonable and lawful

4556 N.Hiatus Road Sunrise, fl 33351 United States T:1-888-907-0115I F:+1-855·907-0115 Venusconcept.com

directives of the Board, provided such failure or refusal continues after Executive’s receipt of reasonable notice in writing of such failure or refusal and an opportunity of not less than thirty (30) days to correct the problem. Anything herein to the contrary notwithstanding, no act, or failure to act, on Executive’s part shall be considered “willful” unless it is done, or omitted to be done, by Executive without a good faith belief that Executive’s action or omission was in, or not opposed to, the best interests of the Company.

(d) Change in Control. “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A) which results in the Company’s voting secunt1es outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or othe1wise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at

4556 N.Hiatus Road Sunrise, Fl 33351 United States T:1-888-907-0115I F:+1-855·907-0115 Venusconcept.com

least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B) after which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section as beneficially owning fifty percent (50%) or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. Notwithstanding the foregoing, a “Change in Control” must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5).

(e) Change in Control Period. “Change in Control Period” means the period of time commencing three (3) months prior to a Change in Control and ending twelve (12) months following the Change in Control.

(f) Chief Executive Officer. “Chief Executive Officer” means the chief executive officer of Venus Concept Ltd.

(g) Covered Termination. “Covered Termination” shall mean the termination of Executive’s employment by the Company other than for Cause or by Executive for Good Reason.

(h) Good Reason. “Good Reason” means Executive’s right to resign from employment with the Company after providing written notice to the Company within sixty (60) days after one or more of the following events occurs without Executive’s consent provided such event remains uncured thirty (30) days after Executive delivers to the Company written notice thereof: (i) a material reduction in Executive’s authority, duties and responsibilities as President and Chief Operating Officer, including a material reduction of authority, duties and responsibilities which results from Executive no longer serving as an officer of the Company; (ii) a material reduction by the Company in Executive’s Base Salary in effect immediately prior to such reduction; (iii) the failure of any entity that acquires all or substantially all of the assets of

4556 N.Hiatus Road Sunrise, Fl 33351 United States T:1-888-907-0115I F:+1-855·907-0115 Venusconcept.com

the Company in a Change in Control to assume the Company’s obligations under this Agreement; or (iv) a relocation of Executive’s principal place of employment other than to the Greater Toronto Area or Minnesota.

(i) Termination Date. “Termination Date” means the date of termination of employment with the Company.

(Signature page follows}

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

By:	/s/ Domenic Serafino
Title:	CEO
Date	Apr 1/17

Executive:	/s/ William B. Kelley

Date:	3/24/17

Signature Page to Employment Agreement

Schedule A

Summary of Key Modifications to Reflect Canadian Law

19. Dispute resolution will be in Toronto.

20. Choice of law will be Ontario.

Schedule 13

Form of

FULL. AND FINAL

RELEASE

I, Bill Kelley, on my own behalf and that of my heirs, executors, administrators, legal representatives and assigns, in consideration of the terms and conditions set out in my employment agreement with Venus Concept USA Inc. (the “Company”) dated [DATE] (the “Agreement”), payments made to me pursuant to those terms and conditions and other good and valuable consideration, the sufficiency of which is hereby acknowledged, do hereby release and forever discharge the Company and all of its affiliates, subsidiaries, parents, predecessors, successors, related companies, divisions and their present and former directors, officers, representatives, shareholders, partners, owners, employees, administrators, insurers, agents and lawyers (collectively, the “Releases”} jointly and severally, from any and all actions, causes of action, covenants, contracts, claims, demands, complaints, proceedings, grievances, damages, costs or loss (collectively, the “Claims”) of any nature or kind, past, present or future arising out of or in any way relating to or connected with my hiring, my employment with the Company and its related parties or the termination of my employment, stock options or other security based incentive plans and benefit plans, from the beginning of time up to and including the date I sign this release. For the avoidance of doubt, this Full and Final Release shall not operate to release any consideration under the Agreement, any Claims related to common stock owned by me, stock options or other security based incentive plans and benefits plans, including without limitation, all agreements related thereto, arising in connection with my termination or arising after the date hereof. All capitalized terms used herein and not otherwise defined shall have the meanings attributed to such terms in the Agreement.

I do hereby declare and acknowledge that the consideration set out in Schedule 1 (Schedule 1 to be completed and agreed upon at the time of termination) hereto satisfies all obligations of the Releases, arising from or out of my hiring, my employment with the Company and its related parties and the termination of my employment, stock options or other security based incentive plans and benefit plans including without limitation, any claim for severance or vacation benefits, unpaid wages, salary or bonus, breach of contract, wrongful discharge, impairment of economic opportunity, intentional infliction of emotional harm or other tort or employment discrimination under any applicable Federal, state or local statute, provision, order or regulation including but not limited to, any claim under Title VII of the Civil Rights Act, as amended, the Federal Age Discrimination in Employment Act, as amended, the Family and Medical leave Act, as amended, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended {with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act, as amended, and any similar or analogous state statute.

It is understood that by releasing employment discrimination claims against the Releases, I also forever release and discharge any rights I may have to file or recover in a lawsuit I may bring myself on the same claims and also any right that I may have to any relief that I might otherwise be entitled to as a result of any proceedings instituted by the Equal Employment Opportunity Commission or any other comparable enforcement authority or by the representative(s} of any class to which it is alleged I may belong.

And for the said consideration, I further agree not to make any claim or take any other proceedings against any Release, or any other person in which any claim could or does arise with respect to any matters which may have arisen up to the present time, concerning and relating to any action I may have as against any other party as a result of my hiring, my employment with the Company and its related parties or termination of my employment, stock options or other security based incentive plans and benefit plans.

Notwithstanding the foregoing, I do not release any right or entitlement I may have to indemnity or to enforce any indemnity as a director or officer of the Company or its Affiliates or to benefits under any policy of directors and officers insurance, or my right to bring any claim that cannot be waived under applicable law, such as (i) any right to file an administrative charge or complaint with the Equal Opportunity Commission or other administrative agency, although I waive any right to monetary relief related to such charge or administrative complaint, or {ii) for workers compensation insurance and unemployment insurance.

It is understood and agreed that the giving of the consideration set out in Schedule 1 hereto is deemed to be no admission of liability whatsoever on the part of the Releases under any Federal or state statute or the principles of common law, and, in fact, any liability is expressly denied.

And I hereby declare that l have read and fully understand this release. I have had the opportunity to seek independent legal advice. I acknowledge that I was informed that I had at least twenty-one (21) days in which to review and consider this release. I understand that this release contains a full and final release of any claims, which I have or may have relating to my hiring, my employment with the Company and its related parties and the termination of my employment, stock options or other security based incentive plans and benefit plans. I voluntarily accept the said consideration for the purpose of making full and final compromise, adjustment and settlement of all claims as set out above. I understand that I have seven (7) days to revoke this release after I sign it. This release will not become effective or enforceable until the expiration of the seven (7) day period following my signing of this release.

IN WITNESS WHEREOF, I, W. B. Kelley execute this release on this 24th Day of March 2017.

/s/ Marcus Mullins	/s/ William Kelley
Witness Signature	Signature:

Marcus Mullins	William Kelley
Witness Name	Print Name: